UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

December 15, 2005

United Online, Inc.

(Exact Name of Registrant as specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

21301 Burbank Boulevard

Woodland Hills, California 91367

(Address of principal executive offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 15, 2005, the Compensation Committee of the Board of Directors of United Online, Inc. (the “Company”) approved the acceleration of vesting of all options to purchase the Company’s common stock with exercise prices in excess of $16.00.  These options were granted to executive officers and other employees of the Company under the Company’s 2001 Stock Incentive Plan and 2001 Supplemental Stock Incentive Plan.  Options to purchase 1,252,507 shares of the Company’s common stock or 31% of the Company’s outstanding unvested options are subject to this acceleration and such options have exercise prices ranging from $16.01 to $64.167, and have a weighted average exercise price of $18.47.  The closing price of the Company’s common stock on December 15, 2005 was $14.17.

The following table summarizes the options subject to acceleration as of December 15, 2005:

	Aggregate Number of Shares Issuable Under Accelerated Options	Weighted Average Exercise Price Per Share
Executive Officers	750,572	$18.39
Non-executive Employees	501,935	$18.60
Total	1,252,507	$18.47

The acceleration of vesting of these out-of-the-money options is being undertaken primarily to eliminate any future compensation expense the Company would otherwise recognize in its income statement with respect to these options with the implementation of the Financial Accounting Standard Board (FASB) statement “Share-Based Payment” (FAS 123R) effective January 1, 2006.  We estimate this compensation expense, before tax, would total $3.8 million over the course of the original vesting periods.  Ninety five percent of the options would have vested within approximately 1.5 years from the effective date of the acceleration with the remaining 5% vesting within approximately 2.5 years from the date of acceleration.  The Company also believes that because the options to be accelerated have exercise prices in excess of the current market value of the Company’s common stock, the options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 19, 2005	UNITED ONLINE, INC.
/s/ Charles S. Hilliard
Charles S. Hilliard
Executive Vice President, Finance and Chief Financial Officer